Exhibit 4.27

Private and Confidential

DATED 29 July 2011

BOX SHIPS INC.

as Borrower

and

COMMERZBANK AG

as Lender and Security Trustee

and

COMMERZBANK AG

as Swap Bank

FACILITY AGREEMENT FOR A

TERM LOAN of up to

USD30,250,000

INCE & CO

PIRAEUS

Index

Clause		Page
1	PURPOSE, DEFINITIONS, CONSTRUCTION	1

2	THE LENDER’S COMMITMENT, LOAN AND USE OF PROCEEDS	13

3	INTEREST AND INTEREST PERIODS	14

4	REPAYMENT AND PREPAYMENT	16

5	FEES AND EXPENSES	18

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS	19

7	REPRESENTATIONS AND WARRANTIES	21

8	UNDERTAKINGS	25

9	CONDITIONS	33

10	EVENTS OF DEFAULT	34

11	INDEMNITIES	37

12	UNLAWFULNESS AND INCREASED COSTS	38

13	APPLICATION OF MONEYS, SET OFF AND MISCELLANEOUS	39

14	ACCOUNTS AND RETENTION	41

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE	42

16	NOTICES AND OTHER MATTERS	43

17	GOVERNING LAW	45

18	JURISDICTION	45

19	SECURITY TRUSTEE	47

SCHEDULE 1 FORM OF DRAWDOWN NOTICE		50

SCHEDULE 2 CONDITIONS PRECEDENT		51

SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE		54

SCHEDULE 4 FORM OF TRUST DEED		55

EXECUTION PAGE		56

THIS AGREEMENT dated 29 July 2011 is made BY and BETWEEN:

(1)	BOX SHIPS INC. as Borrower;

(2)	COMMERZBANK AG, acting through it’s office at Domstr. 18, 2009 5 Hamburg, Germany as Lender and Security Trustee; and

(3)	COMMERZBANK AG, acting through it’s office at Kaiserstr. 16, 60621 Frankfurt am Main, Germany as Swap Bank.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	PURPOSE, DEFINITIONS, CONSTRUCTION

1.1	Purpose

This Agreement sets out the terms and conditions on which the Lender agrees to make available to the Borrower a term loan in an amount not exceeding the least of (i) USD30,250,000, (ii) 55% of the Purchase Price of the Vessel and (iii) 70% of the Market Value of the Vessel in a single advance for the purpose of enabling the Borrower to on-lend the same to its subsidiary Lawry Shipping Ltd to part-finance the acquisition of the Vessel by Lawry Shipping Ltd.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Additional Security” means any security provided pursuant to Clause 4.7.2;

“Applicable Margin” means, in relation to each Interest Period, the relevant one of the following as shall be notified to the Borrower by the Lender under Clause 3.5:

(i)	2.35% per annum while the Loan is less than 60% of the Security Value; and

(ii)	2.65% per annum while the Loan is equal to or more than 60% of the Security Value;

“Approved Broker” means each of (i) H Clarkson & Co. Ltd. of St Magnus House, 3 Lower Thames Street, London EC3R 6HE, England, (ii) Arrow Research Ltd. of Harbour House, Chelsea Harbour, London SW10 0XE, England, (iii) Fearnleys AS of Grev Wedels Plass 9, P.O.Box 1158 Sentrum, Oslo N-0107 Norway, (iv) Maersk Broker K/S, (v) Galbraith’s of 124-126 Borough High Street, London SE1 1BL and (vi) Simpson Spence & Young of 1 Portsoken Street, London E1 8PH or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Lender and agreed with the Borrower;

“Approved Charter” means the time charter dated 11 July 2011 made between the Guarantor and MSC-Mediterranean Shipping Co. S.A. in respect of the Vessel in a form and substance acceptable to the Lender;

“Approved Manager” means Allseas Marine S.A. a company incorporated in Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia and acting through its office at 15, Karamanli Avenue, 166 73, Voula, Athens, Greece, or any other person appointed by the Borrower, with the prior written consent of the Lender (which consent shall not be unreasonably withheld), as the manager of the Vessel;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Athens, Hamburg and New York City (or any other relevant place of payment under clause 6);

“Banks” means, together, the Security Trustee, the Lender and the Swap Bank;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Box Ships Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by the Lender in maintaining or funding the Loan or any part thereof or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:

(a)	any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1 or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	as a result of the Borrower failing or being incapable of drawing the Loan after the Drawdown Notice has been given;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of the Approved Charter and any Extended Employment Contract required to be executed hereunder by the Guarantor which is a party thereto in favour of the Security Trustee (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may require;

“Classification” means, in relation to the Vessel, the highest class available for a vessel of her type with the Classification Society;

“Classification Society” means any classification society which is a member of the International Association of Classification Societies and which the Lender has agreed shall be treated as the classification society in relation to the Vessel for the purposes of the relevant Vessel Security Documents;

“Commitment” means the maximum amount which the Lender has agreed to lend to the Borrower under clause 2.1, as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3 signed by the chief financial officers of the Borrower and the Guarantor;

“Compulsory Acquisition” means, in respect of the Vessel, requisition for title or other compulsory acquisition including, if the Vessel is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Lender) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered by the Guarantor’s war risks insurance, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach including any renewals;

“Credit Support Document” has in relation to the Master Agreement, the meaning given to that expression therein;

“Credit Support Provider” means any person defined as such in the Master Agreement;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, advanced to the Borrower;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earlier of (i) 30 October 2011 and (ii) any date on which the Loan is finally cancelled or drawn in full under the terms of this Agreement;

“Earnings Account” means an interest bearing USD current account of the Guarantor opened with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means a first priority pledge required to be executed hereunder between the Guarantor and the Security Trustee in respect of the Earnings Account in such form as the Lender may require;

“EBITDA” means, as at the date of calculation or, as the case may be, for any accounting period, the consolidated net income of the Group for that accounting period:

(a)	plus to the extent deducted in computing consolidated net income of the Group for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign taxes and tax distributions;

(ii)	Interest Expenses; and

(iii)	depreciation, depletion and amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts);

(b)	minus to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains and any extraordinary gains not incurred in the ordinary course of business, all determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, the Approved Manager (but only in its capacity as technical manager of a Relevant Ship), the Guarantor or any other Group Member;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means (i) any actual or threatened discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Approved Manager and/or the Guarantor and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or potentially liable to be arrested as a result and/or the Approved Manager and/or the Guarantor and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means any time charterparty, contract of affreightment or other contract of employment of the Vessel (including the entry of the Vessel in any pool) which has a tenor of not less than twelve (12) months (including any options to renew or extend such tenor) and contains such terms as shall be acceptable to the Lender in its sole discretion;

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“General Assignment” means the first priority deed of assignment of the Earnings, Insurances and Requisition Compensation (each as defined therein) of the Vessel executed or to be executed by the Guarantor in favour of the Security Trustee in such form as the Lender may require;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means the Borrower and its subsidiaries;

“Group Member” means any member of the Group;

“Guarantee” means the unconditional, irrevocable and on first demand guarantee of the obligations of the Borrower under this Agreement and the Master Agreement required to be executed by the Guarantor in favour of the Security Trustee in such form as the Lender may require;

“Guarantor” means Lawry Shipping Ltd a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Expense” means, at any time, for the preceding four financial quarters, the aggregate interest which was payable by the Group Members on any Borrowed Moneys during such period;

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than three (3) months, the date falling at the end of each successive period of three (3) months from the start of such Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan, being three, six, nine or twelve months as the Borrower may request or such other period as the Borrower may request and the Lender may in its discretion, agree in writing;

“ISM Code Documentation” means, in relation to the Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Latest Accounts” means (i) in respect of any financial year of the Borrower and/or the Guarantor and/or the Group, the latest audited accounts required to be prepared pursuant to clause 8.1.6 or (ii) in relation to any financial quarter of the Borrower and/or the Group, the latest unaudited accounts required to be prepared pursuant to clause 8.1.6 in relation to the relevant quarter;

“Lender” means Commerzbank AG, acting through its office at Domstrasse 18, 20095 Hamburg, Germany;

“LIBOR” means, the greater of (i) and (ii) below:

(i)	the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears on Reuters Screen LIBOR01 at or about 11 a.m. on the second Banking Day before the first day of such period (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD); and

(ii)	the rate per annum determined by the Lender from any source the Lender may reasonably select to be the rate which reflects the actual cost to the Lender of funding the Loan (or the relevant part thereof) during the relevant Interest Period;

“Liquidity” means:

(a)	at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Borrower’s Group determined on a consolidated basis in accordance with GAAP and as shown in the latest balance sheet, “cash and cash equivalents” and “restricted cash”, including any amounts available under committed credit lines having maturities of more than 6 months;

(b)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lender (being for the purposes of this Agreement, Dollars, Japanese Yen, Swiss Francs, Euros or Sterling) issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Lender is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market;

in each case owned by the Borrower or any other member of the Group where:

(i)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Lender; and

(ii)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lender’s spot rate for the purchase of Dollars with that currency on the relevant calculation date;

which in each case:

(a)	is free from any Encumbrance other than in respect of any deposit with the Lender, any Encumbrance given as security for the obligations of the Borrower under this Agreement; and

(b)	is otherwise at the free disposal of the relevant Group Member by which it is owned;

“Loan” means the least of (i) USD30,250,000, (ii) 55% of the Purchase Price of the Vessel and (iii) 70% of the Market Value of the Vessel or, as the context may require, the amount owing to the Lender under this Agreement at any relevant time;

“Management Agreement” means the agreement between the Guarantor and the Approved Manager in respect of the Vessel, in a form previously approved by the Lender;

“Manager’s Undertaking” means, in respect of the Vessel, the undertaking and assignment required to be executed hereunder by the Approved Manager in favour of the Security Trustee, in such form as the Lender may require;

“Market Value” means, in relation to each Mortgaged Ship at any relevant time, the value thereof most recently determined in accordance with clause 8.2.2;

“Master Agreement” means a 2002 ISDA Master Agreement (with Schedule thereto) made or to be made between the Swap Bank and the Borrower;

“Master Agreement Assignment” means the security deed in respect of the Master Agreement executed or to be executed by the Borrower in favour of the Security Trustee in such form as the Lender may require;

“Material Adverse Change” means any event or occurrence which the Lender reasonably determines has had or could reasonably be expected to have a material adverse effect on (i) any Bank’s rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities, financial condition or prospects of any member of the Group;

“Maturity Date” means, in respect of the Loan, the earlier of (i) 30 October 2018 and (ii) the date falling 7 years after the Drawdown Date;

“Mil & MAP Policy” means a mortgagee’s interest insurance and a mortgagee’s interest insurance additional perils (pollution) in respect of the Vessel to be effected by the Security Trustee on or before the Drawdown Date to cover the Vessel as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring with respect to mortgagee’s interest insurance a sum of at least one hundred and ten per cent (110%) of the Loan;

“Minimum Liquidity” means the higher of (i) USD 10,000,000 on a Group level and (ii) USD750,000 multiplied by the number of Relevant Ships;

“MOA” means the memorandum of agreement dated 13 June 2011 (as amended by                    ) made between the Seller as seller and the Guarantor as buyer in respect of the Vessel;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first preferred Marshall Islands Ship mortgage over the Vessel required to be executed by the Guarantor in favour of the Security Trustee in such form as the Lender may require;

“Net Worth” means, by reference to the Latest Accounts, the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) less the Total Liabilities of the Group;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Permitted Encumbrance” means any Encumbrance in favour of any Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount (as defined in the Vessel Security Documents);

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Prohibited Person” means any person with whom transaction are currently prohibited or restricted under the Untied States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OFAC), any other United States of American government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:

(a)	the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons list, Entitled List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;

(c)	the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 OF 27 December 2001 and Council Common Position 2005/725/CFCP of 17 October 2005; and

(d)	the United Nations Consolidated List established and maintained by the 1267 Committee;

“Purchase Price” means the gross purchase price payable for the Vessel under the MOA;

“Registry” means, in relation to the Vessel, the office of the registrar, commissioner or representative of the Marshall Islands, who is duly empowered to register the Vessel, the Guarantor’s title thereto and the Mortgage under the laws and flag of the Marshall Islands;

“Relevant Ship” means the Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Date” means the date on which any instalment of the Loan is repayable under the provisions of clause 4.1.1;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supranational authority in order to enable the Borrower lawfully to borrow the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Lender) which is at any relevant time one hundred and thirty three per cent (133%) of the Loan;

“Retention Account” means an interest bearing USD current account of the Borrower opened with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a first priority pledge required to be executed hereunder between the Borrower and the Security Trustee in respect of the Retention Account in such form as the Lender may require;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)	one-third (l/3rd) of the repayment instalment in respect of the Loan falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and

(b)	(i) one-third (l/3rd) of the amount next payable by the Borrower in respect of the Loan under the Master Agreement and (ii) the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;

“Retention Date” means the date falling thirty (30) days after the Drawdown Date and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date;

“Security Documents” means this Agreement, the Master Agreement, the Master Agreement Assignment, the Mortgage, the Guarantee, the General Assignment, any Charter Assignment, the Earnings Account Pledge, the Retention Account Pledge, the Manager’s Undertaking, any Tripartite Deed (with effect from the date of execution pursuant to Clause 8.1.21), the Shares Pledge and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement and/or the Master Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Approved Manager, the Guarantor or any other person who may at any time execute a Security Documents in favour of a Bank;

“Security Trustee” means Commerzbank AG, acting through its office at Domstrasse 18, 20095 Hamburg, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 15.2.3) or such other person as may be appointed as Security Trustee by the Lender and the Swap Bank pursuant to clause 19.1

“Security Value” means the amount in USD (as certified by the Lender) which is, at any time, the aggregate of (a) the Valuation Amount of the Vessel as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Security Trustee pursuant to clause 8.2.1 (b) or otherwise;

“Seller” means Compania Naviera Emma S.A. of Panama;

“Shares Pledge” means the first priority pledge of the shares of and in the Guarantor to be executed by the Borrower in favour of the Security Trustee in such form as the Lender may require;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct directly, the affairs or composition of the majority of the board of directors (or equivalent) of such person;

“Swap Bank” means Commerzbank AG, acting through its office at Kaiserstrasse 16, 60621 Frankfurt Am Main, Germany;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with US GAAP or International Financial Reporting Standards;

“Total Loss” means:

(a)	actual, constructive, compromised or arranged total loss of the Vessel; or

(b)	Compulsory Acquisition; or

(c)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the Guarantor within ninety (90) days after such incident;

“Transaction” means a Transaction as defined in the Master Agreement;

“Tripartite Deed” means, if the Vessel is subject to a bareboat charter, a deed containing (inter alia) an assignment of the relevant charterer’s interest in the insurances of the Vessel, required to be executed by Guarantor and the relevant charterer in favour of the Security Trustee in such form as the Lender may require;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 4;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Banks or any of them under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Bank in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Bank (or anyone else on such Bank’s behalf) or received or recovered by any Bank (or anyone else on such Bank’s behalf) pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Bank (or anyone else on such Bank’s behalf) in respect of the same (or any part thereof);

“Underlying Documents” means, together, the Approved Charter, any Extended Employment Contracts, the MOA and the Management Agreement;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Lender become the subject of a notification by the Lender to the Borrower under clause 12.1;

“Valuation Amount” means the value of the Vessel as most recently determined under clause 8.2.2; and

“Vessel” means the container vessel m.v. “MSC EMMA” of 5,050 TEU registered in the name of the Seller on Panama flag and to be sold to the Guarantor pursuant to the MOA and registered in its ownership on the Marshall Islands flag with the name “MSC EMMA”; and

“Vessel Security Documents” means the Mortgage, the General Assignment, the Charter Assignment (if any), the Tripartite Deed (if any) and the Manager’s Undertaking executed or to be executed in respect of the Vessel.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to Frankfurt am Main time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.12	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;

1.3.13	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Contracts (Rights of Third Parties Act) 1999

Except for clause 18, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE LENDER’S COMMITMENT, LOAN AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Lender agrees to lend to the Borrower on the terms of this Agreement a sum not exceeding the least of (i) USD30,250,000, (ii) 55% of the Purchase Price of the Vessel and (iii) 70% of the Market Value of the Vessel in a single advance.

2.2	Drawdown

On the terms and subject to the conditions of this Agreement, the Loan shall be advanced to the Borrower on a Drawdown Date following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10.00 a.m. on the third Banking Day before the proposed Drawdown Date. The Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

2.3.1	The Loan may only be made on a Banking Day falling within the Drawdown Period;

2.3.2	The Loan shall be made in accordance with clause 6.2 and shall, subject to the terms of this Agreement, not exceed the least of (i) USD30,250,000, (ii) 55% of the Purchase Price of the Vessel and (iii) 70% of the Market Value of the Vessel.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 9, make the Loan available to the Borrower on the Drawdown Date. The Borrower acknowledges that payment of the Loan to the Seller or to a suspense account in readiness for release to the Seller shall satisfy the obligation of the Lender to lend the Loan to the Borrower under this Agreement.

2.5	Cancellation

If the Loan or any part thereof is not drawn down by the end of the Drawdown Period, the Commitment in respect of such unknown part shall thereupon be automatically cancelled and the Lender shall have no further obligation in respect thereof under this Agreement.

2.6	Voluntary cancellation of Facility

2.6.1	The Borrower may at any time during the Drawdown Period by giving 10 Banking Days’ prior written notice to the Lender (effective only on actual receipt) cancel the whole or any part (being eight hundred thousand Dollars (USD 800,000) or any larger sum which is an integral multiple of eight hundred thousand Dollars (USD 800,000) of the Commitment. Any such notice of cancellation, once given, shall be irrevocable and the Commitment shall be reduced accordingly.

2.6.2	The Borrower shall pay to the Lender, on the date of the cancellation of the Loan or any part thereof under clause 2.6.1 a cancellation fee of 2% of the amount so cancelled

PROVIDED THAT no such cancellation fee shall be payable if on or before the date of such cancellation the Lender has agreed to make a loan facility available to the Borrower in respect of a vessel acceptable to the Lender (in terms of type, age, condition, size, Market Value etc.) in its sole discretion, in such form as the Lender may agree or require.

2.7	Use of Proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.4, the Lender shall have no responsibility for the Borrower’s use of the proceeds of the Loan.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrower must pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Applicable Margin and (b) LIBOR.

3.2	Duration of Interest Periods

Subject to clause 3.3, the Borrowers may by notice received by the Lender not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3), six (6), nine (9) or twelve (12) months or such other period as the Borrower may select and the Lender may agree, and if the Borrowers wishes to specify an Interest Period of more than 12 months, it must give at least 5 Banking Days prior notice thereof.

3.3	Determination of Interest Periods

Subject to Clause 3.3.1 every Interest Period shall be of the duration specified in Clause 3.2 but so that:

3.3.1	the first Interest Period shall start on the Drawdown Date each subsequent Interest Period shall start on the last day of the previous Interest Period; and

3.3.2	if any Interest Period would otherwise overrun a relevant Repayment Date, then the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Agreement), the Borrower must pay interest on such sura on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Applicable Margin and (c) LIBOR for such periods. Such interest shall be due and payable on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause 3.4 are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Lender is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Applicable Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.5	Calculation of Applicable Margin and Notification of Interest Periods and interest rate

The Lender shall:

(a)	on the Drawdown Date calculate the Applicable Margin for the Interest Period in respect of the Loan on the Drawdown Date, and

(b)	at least 5 Banking Days before the last day of each Interest Period calculate the Applicable Margin for the following Interest Period in respect of the Loan which Applicable Margin shall apply for the whole of such Interest Period,

and the Lender shall make such calculations by reference to valuations (of no older than 15 days) obtained under or in accordance with Clause 8.2.2 before the Drawdown Date or, as the case may be, such Interest Period, and the Lender agrees to notify the Borrower promptly of each rate of interest determined by it under this clause 3.5.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the start of any Interest Period, the Lender determines:

(a)	that adequate and fair means do not exist for determining LIBOR during such Interest Period; or

(b)	that deposits in USD are not available to the Lender in the London Interbank Market in its ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;

the Lender shall promptly give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall give brief details of the circumstances giving rise to its issue.

3.6.2	within ten (10) days of any Determination Notice being given by the Lender under clause 3.6.1, the Lender must certify an alternative basis (the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest but must include a margin above the cost of funds take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Lender notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply.

3.7	Interest Rate Swaps

If the Borrower wishes to enter into any interest rate swaps in respect of the Loan or any part thereof, it must, provided that the Swap Bank is offering competitive rates and terms, do so with the Swap Bank under the Master Agreement.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

4.1.1	Subject to any obligation to pay earlier under this Agreement, the Borrower must repay the Loan by 28 equal quarterly instalments of USD800,000 each and by a final balloon instalment in the amount of USD7,850,000 (the “Balloon Instalment”), the first such instalment falling due 3 months after the Drawdown Date and subsequent instalments falling due at three-monthly intervals thereafter, with the final instalment falling due on the Maturity Date and the Balloon Instalment being repayable together with the final such instalment,

PROVIDED THAT if less than the full amount of the Loan is drawn down, then each such repayment instalment shall be reduced pro rata by the amount of, in aggregate, such undrawn amount.

4.1.2	The Borrower shall on the Maturity Date also pay to the Lender all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2	Voluntary prepayment

Subject to clauses 4.5, 4.6 and 4.7 the Borrower may, subject to having given 10 Banking Days’ prior notice thereof to the Lender, prepay the Loan in whole or part (such part being in an amount of eight hundred thousand Dollars (USD800,000) or any larger sum which is an integral multiple thereof) on any Interest Payment Date.

4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and fifty (150) days after that on which the Vessel became a Total Loss or, if earlier, on the date upon which the insurance proceeds are, or Requisition Compensation (as defined in the Mortgage) is, received by the Guarantor (or any Bank pursuant to the Security Documents) the Borrower must prepay the Loan.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(b)	in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of the Vessel or, if such insurers do not immediately admit such a claim, at the earliest of (i) the date and at the time at which either a total loss is subsequently admitted by such insurers or (ii) a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred or (iii) the date on which the relevant notice of abandonment has been given;

(c)	in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives the Guarantor of the Vessel of the use of the Vessel for more than ninety (90) days, upon the expiry of the period of ninety (90) days after the date upon which the relevant incident occurred.

4.4	Mandatory prepayment on sale of the Vessel

On the date of completion of the sale of the Vessel the Borrower must prepay the Loan.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)	accrued interest on the amount to be prepaid to the date of such prepayment;

(b)	any additional amount payable under clauses 3.6, 6.6 or 12.2;

(c)	all other sums payable by the Borrower to the Banks under this Agreement, the Master Agreement or any of the other Security Documents including, without limitation any Break Costs; and

(d)	if the Loan or any part thereof is prepaid under clause 4.2, 4.3 or 4.4:

(i)	on or prior to the first anniversary of the Execution Date, a prepayment fee of 2% of the amount so prepaid; or

(ii)	on or prior to the second anniversary of the Execution Date, a prepayment fee of 1.3% of the amount so prepaid; or

(iii)	on or prior to the third anniversary of the Execution Date, a prepayment fee of 1% of the amount so prepaid; or

(iv)	on or prior to the fourth anniversary of the Execution Date, a prepayment fee of 0.75% of the amount so prepaid

PROVIDED THAT no such prepayment fee shall be payable if (i) the Loan is prepaid in full prior to the fourth anniversary of the Execution Date and (ii) on or before the date of such prepayment the Lender has agreed to make a loan facility available to the Borrower in respect of a vessel acceptable to the Lender (in terms of type, age, condition, size, Market Value etc.) in its sole discretion, in such for as the Lender may agree or require.

4.6	Notice of prepayment; reduction of repayment instalments

4.6.1	Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.6.2	Subject to the other provisions of this Agreement, no amount prepaid under this Clause 4 in respect of the Loan may be reborrowed.

4.6.3	Any amount prepaid pursuant to clause 4.2 shall be applied against the Loan in reducing pro rata the Balloon Instalment and the remaining repayment instalments specified in clause 4.1.1.

4.6.4	The Borrower may not prepay the Loan except as expressly provided in this Agreement.

4.7	Master Swap Agreement, Repayments and Prepayments

4.7.1	Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan, the Swap Bank shall be entitled but not obliged to take any action it deems appropriate in relation to all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner it may reasonably determine in order to match such Transaction to the amended repayment schedule for the Loan.

4.7.2	If less than the full amount of the Loan remains outstanding following a prepayment and the Swap Bank agrees, following a written request of the Borrower, that the Borrower may maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within fifteen (15) days of being notified by the Swap Bank of such requirement, provide the Swap Bank with such additional security as shall be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Swap Bank may reasonably approve or require, and each document comprising such additional security (“Additional Security”) shall constitute a Credit Support Document.

4.7.3	The Borrower shall promptly on written demand of the Swap Bank indemnify the Swap Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Swap Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.7.

5	FEES AND EXPENSES

5.1	Fees

The Borrower agrees to pay to the Lender:

5.1.1	on the Execution Date, a non-refundable upfront fee of USD226,875; and

5.1.2	on each of the dates falling at three (3) monthly intervals after the Execution Date until the last day of the Drawdown Period and on the last day of the Drawdown Period, commitment commission computed from the Execution Date (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point seventy five per cent. (0.75%) per annum on the daily undrawn amount of the Commitment.

5.2	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis within fifteen (15) days of demand all expenses and/or disbursements whatsoever (including without limitation legal, printing, travel and out of pocket expenses and expenses related to the provision of legal and insurance opinions referred to in schedule 2) certified by the Banks or any of them as having been incurred by them from time to time:

5.2.1	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents and the syndication of the Loan (including legal fees and any travel expenses); and

5.2.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Banks’ rights thereunder or any action proposed or taken following the occurrence of an Event of Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Banks or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any Bank) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agrees to indemnify each Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am on the due date in freely available funds to such account at such bank and in such place as the Security Trustee may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any other relevant Security Documents, such payments shall be for the account of the Banks and the Security Trustee shall distribute such payments in like funds as are received by it to the Banks on which such payment is made.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in USD on the Drawdown Date to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes - by the Borrower

If at any time the Borrower must make any deduction or withholding in respect of Taxes or otherwise from any payment due under any of the Security Documents for the account of any Bank or if the Security Trustee must make any deduction or withholding from a payment to another Bank or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify each Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Security Trustee any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

This clause 6.6 does not apply to any sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement in respect of which sums the provisions of the Master Agreement shall apply.

6.7	Loan account

Each Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Security Trustee shall maintain a control account showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.

6.8	Security Trustee may assume receipt

Where any sum is to be paid under the Security Documents to the Security Trustee for the account of another person, the Security Trustee may assume that the payment will be made when due and the Security Trustee may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Security Trustee, then the person to whom such sum was so made available must on request refund such sum to the Security Trustee together with interest thereon sufficient to compensate the Security Trustee for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Security Trustee for any and all loss or expense which the Security Trustee may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Security Trustee from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Security Trustee and the Banks under any of the Security Documents, the Security Trustee must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	first, in or towards payment, of any unpaid costs and expenses of the Banks under any of the Security Documents;

6.9.2	secondly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest and Break Costs owing in respect of the Loan or equivalent amount payable under the Master Agreement which shall have become due under any of the Security Documents but remains unpaid;

6.9.3	thirdly, in or towards payment to the Lender, of any principal in respect of the Loan which shall have become due but remain unpaid.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to each Bank that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Lender in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or their assets which could lead to a Material Adverse Change and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgage under the laws of the Marshall Islands through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation;

7.1.9	Choice of law

the choice of English law to govern any Underlying Documents and the Security Documents (other than the Mortgage, the Earnings Account Pledge and the Retention Account Pledge), the choice of the law of the Marshall Islands to govern the Mortgage and the choice of German law to govern the Earnings Account Pledge and the Retention Account Pledge, and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Borrower in respect of the relevant financial year as delivered to the Lender and present or will present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Borrower and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Borrower nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement and the Master Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Banks in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clause 1.1;

7.1.16	The Vessel

Following the Drawdown Date, the Vessel will be throughout the Facility Period:

(a)	in the absolute sole, legal and beneficial ownership of the Guarantor;

(b)	registered through the offices of the Registry as a ship under the laws and flag of the Marshall Islands;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	in good and sea-worthy and cargo-worthy condition; and

(e)	classed with the Classification free of all requirements and recommendations of the Classification Society.

7.1.17	Vessel’s employment

except with the prior written consent of the Lender, there will not be any agreement or arrangement whereby the Earnings (as defined in the Vessel Security Documents) of the Vessel may be shared or pooled howsoever with any other person;

7.1.18	Freedom from Encumbrances

Neither the Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the Vessel Security Documents) nor either Earnings Account or any Extended Employment Contract nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19	Environmental Matters

(a)	except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Lender:

(b)	the Guarantor and, to the best of the Borrower’s knowledge and belief (having made due enquiry), its Environmental Affiliates have complied with the provisions of all Environmental Laws;

(c)	the Guarantor and, to the best of the Borrower’s knowledge and belief (having made due enquiry), its Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(d)	no Environmental Claim has been made or threatened or pending against the Guarantor, or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of its Environmental Affiliates; and

(e)	there has been no Environmental Incident;

7.1.20	ISM and ISPS Code

the Guarantor has complied with and continues to comply with and has procured that the Approved Manager has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular the Guarantor or the Approved Manager have obtained and maintain a valid DOC and SMC for the Vessel and that the Guarantor and the Approved Manager has implemented and continues to implement an ISM SMS;

7.1.21	Copies true and complete

the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.22	Ownership of Guarantor

all the shares in the Guarantor are legally and beneficially owned and controlled by the Borrower; and

7.1.23	Prohibited Persons, unlawful activity

(a)	none of the shares in the Guarantor nor in the Vessel is or will be at any time during the Facility Period legally or beneficially owned and controlled by a Prohibited Person;

(b)	no Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Guarantor, the Approved Manager or, to the best of its knowledge, the Borrower;

(c)	no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation.

7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Event of Default and Proceedings

promptly inform the Lender of (a) any Event of Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could give rise to a Material Adverse Change on that Security Party and/or the operation of the Vessel (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clause 1.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement and the Master Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

cause to be prepared audited (by accountants acceptable to the Lender) consolidated accounts of the Group, prepared in accordance with US GAAP or International Financial Reporting Standards in respect of each financial year and prepare or cause to be prepared unaudited consolidated accounts of the Group in respect of each financial quarter on the same basis as the annual accounts and duly certified by the chief financial officer of the Group as true and correct, and (to the extent that the Lender is unable to obtain the same from the Borrower’s website) deliver the same to the Lender as soon as practicable, but not later than one hundred and eighty (180) days (in the case of audited accounts) or sixty (60) days (in the case of unaudited accounts) after the end of the financial period to which they relate;

8.1.7	Financial covenants

procure that:

(a)	at no time shall the Liquidity of the Group be less than the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense shall at all times be at least 2.5 to 1 in relation to the preceding 4 financial quarters; and

(c)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) shall at all times be less than 65%;

(d)	the Net Worth of the Group (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) shall at all times exceed USD150,000,000;

(e)	commencing with the financial quarter commencing on 1 January 2012, the ratio of Total Liabilities to EBITDA shall not exceed 5 to 1

Provided that in the event that a Group Member acquires a Relevant Ship, EBITDA shall be calculated for the four financial quarters following such acquisition so as to include an estimated contribution of such Relevant Ship to the EBITDA (the “EBITDA Estimate”) (which shall also apply to clause 8.1.7(b), as follows:

(i)	in respect of the first quarter, the EBITDA Estimate shall be in an aggregate amount equal to four times the estimate quarterly contribution of such Relevant Ship to the EBITDA (the “Quarterly Estimate”);

(ii)	in respect of the second quarter, the EBITDA Estimate shall be in an aggregate amount equal to the actual contribution of such Relevant Ship to the EBITDA in the preceding quarter plus three times the Quarterly Estimate;

(iii)	in respect of the third quarter, the EBITDA Estimate shall be in an aggregate amount equal to the aggregate of the actual contribution of such Relevant Ship to the EBITDA in the preceding two quarters plus twice the Quarterly Estimate; and

(iv)	in respect of the fourth quarter, the EBITDA Estimate shall be in an aggregate amount equal to the aggregate of the actual contribution of such Relevant Ship to the EBITDA in the preceding three quarters plus the Quarterly Estimate; and

(f)	the Borrower and the Group comply with all financial covenants which they have undertaken to any other lenders in respect of any Borrowed Moneys, as if the same were set out in full in this Clause each in accordance with the Latest Accounts at any relevant time;

8.1.8	Reimbursement of MII & MAP Policy premiums

Whether or not any amount is borrowed under this Agreement, reimburse the Lender on the Lender’s written demand the amount of the premium payable by the Lender for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.9	Compliance Certificates

deliver to the Lender on the Drawdown Date and on the date on which the accounts are or are to be delivered under clause 8.1.6 a Compliance Certificate duly and correctly completed and signed by the chief financial officer of the Borrower confirming compliance with the financial covenants as set out in clause 8.1.7 as at the end of the latest financial year or quarter (as the case may be).

8.1.10	Provision of further information

provide the Lender, and procure that the Approved Manager shall provide the Lender, with such financial or other information concerning the Borrower, the Guarantor and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Vessel as the Lender may from time to time reasonably require;

8.1.11	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by it under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.12	Compliance with ISM Code

will procure that any Operator will, comply with and ensure that the Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Facility Period;

8.1.13	Withdrawal of DOC and SMC

Immediately inform the Lender if there is any actual withdrawal of their or any Operator’s DOC or the SMC of the Vessel;

8.1.14	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Lender of the receipt by the Guarantor or any Operator of notification that its application for a DOC or any application for an SMC for the Vessel has been refused;

8.1.15	ISPS Code Compliance

and will procure that the Approved Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of the Vessel;

(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and

(c)	procure that the Vessel will comply at all times with the ISPS Code;

8.1.16	Compliance with Laws and payment of taxes

and will comply with all relevant Environmental Laws, laws, statutes and regulations and pay all taxes for which it is liable as they fall due;

8.1.17	The Vessel

procure that throughout the Facility Period the Vessel (and in relation to (a), her Earnings and Insurances, as defined in, and in accordance with the requirements of, the Vessel Security Documents) will, except as the Lender may otherwise permit (which permission shall, in relation to Clauses 8.1.17(b), (d) and (e) not be unreasonably withheld), be:

(a)	in the absolute sole, legal and beneficial ownership, free of Encumbrances, of the Guarantor;

(b)	registered through the offices of the Registry as a ship under the laws and flag of the Flag State;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(e)	managed by commercial and technical managers, and on terms, acceptable to the Lender (such acceptance not to be unreasonably withheld); and

(f)	insured in accordance with the Vessel Security Documents relating thereto;

8.1.18	Subordination of claims by shareholders

procure that all claims made against the Borrower by a Security Party or by a direct or indirect shareholder of the Borrower are fully subordinated by such Security Party or shareholder to the rights of the Lender under the Security Documents;

8.1.19	Sanctions

ensure that the Vessel will not be employed, and will not suffer the Vessel to be employed, and will not and will ensure that no Group Member does, conduct or undertake any business:

(a)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom; or

(iv)	the United States of America,

as they apply to their members or nationals; or

(b)	in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to the Borrower, the Guarantor, any Operator of the Vessel, any charterer of the Vessel or the Vessel, or any country which the Vessel may visit; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	by or for the benefit of a Prohibited Person;

8.1.20	Prohibited Persons

have, and shall procure that no Group Member will have, any course of dealings, directly or indirectly, with any Prohibited Person;

8.1.21	Charters etc.

(i) deliver to the Lender a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Lender’s request (a) procure that the Guarantor executes a Charter Assignment in respect thereof (b) deliver any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (c) (if the Extended Employment Contract is a bareboat charter) procure execution by the Guarantor and the charterer of a Tripartite Deed, together with all notices required to be determined thereunder and (iii) pay all legal and other costs incurred by the Lender in connection with any such Charter Assignment and Tripartite Deed, forthwith following the Lender’s demand; and

8.1.22	Dividends

The Borrower and Guarantor may declare or pay dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their partners, members or shareholders, and the Borrower may make such other investments as it may require, only if (i) there has not occurred any Event of Default, (ii) no Event of Default would occur as a result of such declaration, payment or distribution and (iii) the Borrower would not be required to make a prepayment, or provide additional security, under Clause 8.2.1.

8.1.23	Liquidity

ensure that the balance on the Retention Account (in addition at all times to the amounts required to be credited thereto under Clause 14.3) does not fall below USD750,000.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the first Drawdown Date, the Security Value shall be less than the Required Security Amount, the Lender shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower must either:

(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)	within thirty (30) days of the date of receipt by the Borrower of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.6 and 4.7 shall apply to prepayments under clause 8.2.1 (a) and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of the Vessel

The Vessel shall, for the purposes of this Agreement (including, but not limited to Clause 2.3), be valued (at he Borrower’s expense) in USD by taking a valuation prepared by an Approved Broker selected by the Lender. Such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel and to be obtained:

(a)	on the date falling three months after the Drawdown Date and quarterly thereafter; and

(b)	(in addition to (a) above) at any other time as the Lenders shall additionally reasonably require, at the cost of the Lender.

The Approved Brokers’ valuations for the Vessel on each such occasion shall constitute the Valuation Amount of the Vessel for the purposes of this Agreement until superseded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Banks to supply to the Lender and to the Approved Broker such information concerning the Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with the obtaining and any determining of any Valuation Amount pursuant to Clause 8.2.2 shall, in respect of the quarterly valuations referred to at clause 8.2.2, and following the occurrence of an Event of Default which is continuing, any additional valuation, be paid by the Borrower and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.l(b), must be paid by the Borrower.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessel) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Security Trustee shall be determined by the Lender on reasonable grounds.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in schedule 4 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall reasonably require.

8.3	Release of additional security.

If the amounts calculated under Clause 8.2.2 shall at any time exceed. The Required Security Amount of the Loan, and the Borrower or a third party shall previously have provided further security pursuant to this Clause 8.2.1 (b), the Lender, after receiving a notice from the Borrower to do so (such notice to include evidence satisfactory to the Lender that the

Required Security Amount has been maintained for a period of 90 consecutive days (or a shorter period as the Lender may in its discretion accept) prior to such notice (without taking account of the additional security whose release the Borrower is requesting pursuant to this Clause 8.3)) will, subject to being indemnified to its satisfaction against the cost of doing so, release any such further security specified by the Borrower to the extent that the Required Security Amount would be maintained following such release Provided that at the relevant time no Event of Default is in existence or will result from such release.

8.4	Negative undertakings relating to the Guarantor

The Borrower undertakes that:

8.4.1	except with the prior written consent of the Lender, it will retain, directly or through wholly-owned subsidiaries, full ownership and control of the Guarantor and the Vessel and will not permit any Encumbrance to exist on any shares of and in the Guarantor.

8.5	Negative undertakings relating to the Borrower

The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will procure that, except with the prior written consent of the Lender, it will not:

8.5.1	Disposals

Permit the Guarantor to sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.5.2	No merger or consolidation

merge or consolidate with any other person;

8.5.3	Other business or manager

undertake any business other than the ownership and operation of vessels (or permit the Guarantor to undertake any business, other than the ownership and operation of the Vessel owned by it) or employ anyone other than the Approved Manager as commercial and technical manager of the Vessel;

8.5.4	Acquisitions

acquire, or permit the Guarantor to acquire, any assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Guarantor in the ordinary course of its business of owning, operating and chartering the Vessel;

8.5.5	Other obligations

permit the Guarantor to incur, any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel owned by it;

8.5.6	Guarantees

permit the Guarantor to issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of the Vessel;

8.5.7	Loans

other than by on-lending any Borrowed Money, make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so or permit any Group Member to do so;

8.5.8	Indebtedness

incur, or permit the Guarantor to incur, any Borrowed Money owing to any other Group Member other than if the same is incurred by that Guarantor acting reasonably in the ordinary course of business or, unless the same is fully subordinated to the rights of the Lender under this Agreement in terms acceptable to the Lender.

9	CONDITIONS

9.1	Drawdown Notice

The obligation of the Lender to make the Commitment available is conditional upon the Lender, or its authorised representative, having received, not later than three (3) Banking Days before the day on which the Drawdown Notice is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Lender and its legal advisers.

9.2	Advance of the Loan

The obligation of the Lender to advance the Loan is further conditional upon:

9.2.1	the Lender, or its authorised representative, having received, on or prior to the Drawdown Date, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Lender and its legal advisers;

9.2.2	the representations and warranties contained in clause 7 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by drawdown of the Loan;

9.2.3	no Default having occurred and being continuing and there being no Default which would result from the lending of the Loan; and

9.2.4	the Lender being satisfied that no Material Adverse Change, no material adverse global economic or political developments or material adverse developments in the international money or capital markets has taken place since the Execution Date.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date the Lender may request and the Borrower must, not later than two (2) Banking Days prior to such date, deliver to the Lender (at the Borrower’s expense) further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents, except that, if any delay in making a payment is caused by administrative or technical banking errors, there shall not occur an Event of Default under this Clause unless such payment shall not have been made within 2 Banking Days of the original failure to pay coming to the notice of the Borrower; or

10.1.2	Breach of Insurance and certain other obligations: the Guarantor or, as the context may require, the Approved Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Vessel Security Documents) for the Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 8) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fourteen (14) days of the occurrence thereof; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fourteen (14) days of the occurrence thereof; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: There shall occur a default (howsoever described) under or in respect of any Indebtedness of any Security Party (subject to applicable grace periods) or any Indebtedness of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6	Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

10.1.7	Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party (other than the Borrower) without the Lender’s prior written consent (not to be unreasonably withheld), for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Lender’s prior written consent; or

10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Lender, such consent not to be unreasonably withheld; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Guarantor and the Guarantor shall fail to procure the release of the Vessel within a period of fourteen (14) days thereafter; or

10.1.21	Registration: the registration of the Vessel under the laws and flag of the Marshall Islands is cancelled or terminated without the prior written consent of the Lender; or

10.1.22	Unrest: in the Marshall Islands or the country in which any Security Party is incorporated or domiciled or in which the Vessel is registered, becomes involved in hostilities or civil war or there is a seizure of power in the Marshall Islands by unconstitutional means unless the Guarantor shall have transferred the Vessel onto a new flag acceptable to the Lender within thirty (30) days of the start of such hostilities or civil war or seizure of power; or

10.1.23	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the reasonable opinion of the Lender be expected to lead to a Material Adverse Change; or

10.1.24	P&I: the Guarantor or the Approved Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25	Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Lender, is likely to give rise to a Material Adverse Change; or

10.1.26	Account: moneys are withdrawn from either Earnings Account other than in accordance with clause 14; or

10.1.27	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.28	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities; or

10.1.29	Master Agreement: (i) an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement or (ii) an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement or (iii) a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) or (iv) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.30	Change of Ownership: without the prior consent of the Lender, there shall occur any change in any part of the legal ownership of the Guarantor from that existing as at the Execution Date or the aggregate number of shares of and in the Borrower beneficially owned or controlled by Mr Michael Bodouroglou and/or any of his parents, children, siblings and wife, both directly and indirectly, falls below 10% of the total issued shares of and in the Borrower.

10.2	Acceleration

The Lender may without prejudice to any its other rights, at any time after the happening of an Event of Default by written notice to the Borrower declare that:

10.2.1	the obligation of the Lender to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender may by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify each Bank on demand, without prejudice to any of the Banks’ other rights under any of the Security Documents, against any loss (including loss of Applicable Margin) or expense (including, without limitation, Break Costs) which the relevant Bank shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan or part thereof being made under clauses 4.3, 4.4, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or the Loan not being advanced for any reason (excluding any default by the Lender) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrower shall indemnify each Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against such Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against such Bank which would not have been, or been capable of being, made or asserted against such Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify the Lender on demand against any reasonable cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.

12	UNLAWFULNESS AND INCREASED COSTS

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Lender notifies the Borrower that by reason of:

12.1.1	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

12.1.2	compliance by the Lender with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Lender to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrower shall be obliged to prepay the Loan either immediately or on a future specified date not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrower under this Agreement.

12.2	Increased costs

If the Lender certifies to the Borrower that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein (including the imposition upon whomsoever of Taxes on payments hereunder or otherwise howsoever in connection with this Agreement other than taxes on the overall net income of the Lender) or the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity (including any kind of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which the Lender or its holding company allocates capital resources to the Lender’s obligations hereunder) is to:

12.2.1

subject the Lender to Taxes or change the basis of Taxation of the Lender relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or

12.2.4	reduce the Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Security Documents; and/or

12.2.6	require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) the Borrower must on demand pay to the Lender the amount which the Lender certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Lender to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	APPLICATION OF MONEYS, SET OFF AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Security Trustee under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Security Trustee’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment of any costs and expenses payable to any of the Banks under, or in relation to, the Security Documents which remain unpaid;

13.1.2	secondly, pari passu between the Lender and the Swap Bank, in or towards payment to the Lender of any accrued interest and Break Costs owing in respect of the Loan which shall have become due and any sums due under the Master Agreement;

13.1.3	thirdly, in or towards repayment of the Loan (whether the same is due and payable or not) and shall be applied, in respect of the Loan, pro rata against the outstanding repayment instalments; and

13.1.4	fourthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.

13.2	Set-off

13.2.1	The Borrower irrevocably authorises each Bank (without prejudice to any of such Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch or office of such Bank in or towards satisfaction of any sum due and payable from the Borrower to such Bank under any of the Security Documents. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	No Bank shall be obliged to exercise any right given to it by this clause 13.2. Each Bank shall notify the Borrower through the Lender forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto and the Lender shall inform the other Banks.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or create or declare a trust by the Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.4	Further assurance

The Borrower undertakes with each Bank that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of each Bank thereunder, are enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.5	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.6	No implied waivers, remedies cumulative

No failure or delay on the part of any of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any of the Banks of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by any of the Banks shall be effective unless it is in writing.

13.7	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.8	Force Majeure

Regardless of any other provision of this Agreement, none of the Banks shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon a Bank or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting a Bank or (vi) any other circumstances whatsoever outside a Bank’s control.

13.9	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.9 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.10	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.11	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ACCOUNTS AND RETENTION

14.1	General

The Borrower undertakes with each Bank that it will ensure that:

14.1.1	the Guarantor will on or before the Drawdown Date, open the Earnings Account and the Retention Account; and

14.1.2	all moneys payable to the Guarantor in respect of the Earnings (as defined in the Mortgage) shall, unless and until the Lender directs to the contrary pursuant to the provisions of the Mortgage, be paid to the Earnings Accounts, provided however that if any of the moneys paid to the Earnings Accounts are payable in a currency other than USD, they shall be paid to a sub-account of the Earnings Account denominated in such currency (except that if the Guarantor fails to open such a sub-account, the Lender shall then convert such moneys into USD at the Lender’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Account: withdrawals

Any sums standing to the credit of an Earnings Account may be applied from time to time (i) Firstly and to make the payments required under this Agreement, (ii) secondly, subject to there being no breach of Clause 14.3 and to no Event of Default having occurred, in payment for the operation of the Vessel and (iii) subject to there being at any time sufficient funds to pay amounts due under (i) and (ii) above as they fall due, thirdly for the general corporate purposes of the Borrower.

14.3	Retention Account: cash reserve, credits and withdrawals

14.3.1	The Borrower undertakes with the Lender that, throughout the Facility Period there shall be maintained on the Retention Account no less than USD750,000 in addition to the Retention Amounts required to be credited thereto under Clause 14.3.2.

14.3.2	The Borrower undertakes with the Lender that, throughout the Facility Period, it will procure that, on each Retention Date there is paid (whether from the Earnings Account or elsewhere) to the Retention Account, the Retention Amount for such date.

14.3.3	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.4 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Lender (and the Borrower hereby irrevocably authorises the Lender so to apply the same) upon each Repayment Date and/or on each day that interest is payable on the Loan pursuant to clause 3.1, in or towards payment to the Lender of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Lender shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Lender is insufficient to meet the same.

14.3.4	Unless the Lender otherwise agrees in writing and subject to clause 14.3.2, Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period.

14.4	Application of accounts

At any time after the occurrence of an Event of Default, the Lender may, without notice to the Borrower, apply all moneys then standing to the credit of the Retention Account and the Earnings account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Banks or any of them under the Security Documents in the manner specified in clause 13.1.

14.5	Pledge of accounts

The Earnings Account and the Retention Account and all amounts from time to time respectively standing to the credit thereof shall be subject to the security constituted and the rights conferred by, respectively, the Earnings Account Pledge and the Retention Account Pledge.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Banks and the Borrower and their respective successors.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfer by Lender

Each Bank may assign or transfer (through the disposal of all or part of the Loan (including any collateral that may be associated with them), through novation, credit derivatives or subparticipation of third parties in the Loan or otherwise) all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions or third party (which may be any company affiliated to such Bank, a member of the European System of Central Banks, a banking or financial services institution, a financing company, an insurer, a social security or pension fund, a capital investment company, a financial intermediary or a special purpose vehicle with or without own legal status (a “Transferee”) (i) without the consent of the Borrower if such transfer is to a transport finance bank and (ii) subject to the prior consent of the Borrower (such consent not to be unreasonably withheld) in all other cases, provided always that (a) any such Transferee, by delivery of such undertaking as the Banks may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, the relevant part of that Bank’s obligations under this Agreement and (b) such transfer shall not affect the terms of this Agreement.

15.4	Documentation

If a Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 the Borrower shall promptly on being requested to do so by that Bank , to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of the relevant Bank’s interest in the Security Documents. Thereafter, all relevant references in this Agreement to the Bank shall be construed as a reference to the Bank and/or its Transferee to the extent of their respective interests,

15.5	Lending office

The Lender shall lend through its office at the address specified above or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.

15.6	Disclosure of information

Each Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Bank (or to such other persons as for technical, organisational or legal reasons need to be involved in verifying the valuation or effecting the transfer (such as rating agencies, auditors, tax consultants, solicitors or notaries public) in relation to this Agreement such information (about, for example, the Loan amount, due date, interest rate, name and address as well as data about the economic situation and data regarding creditworthiness) about or in connection with any of the Security Parties and the Security Documents as that Bank considers appropriate (and the Borrower hereby releases the Banks from their banking secrecy obligations in accordance with this Clause).

16	NOTICES AND OTHER MATTERS

16.1	Notices

16.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1	Subject to clause 16.2.2, clause 16.2.4 and 16.3 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address	15, Karamanli Ave.
166 73 Voula
Athens, Greece

Fax No:	+30 210 8955140

Attn:	Robert Perri

16.2.2	notwithstanding the provisions of clause 16.2.1 or clause 16.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Banks or any of them to the Borrower to the address or fax number referred to in clause 16.2.1;

16.2.3	subject to clause 16.2.4, notices to the Banks or any of them shall be deemed to be given, and shall take effect, when received in full legible form by the Security Trustee at the address and/or the fax number address appearing below (or at any such other address or fax number as the Security Trustee may hereafter specify for such purpose to the Borrower and the other Banks by notice in writing);

Address	Domstrasse 18
20095 Hamburg
Germany

Fax no:	+49 40 37 699 649

Attn:	Claas Ringleben

16.2.4	if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a Banking Day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next Banking Day in such place.

16.3	Electronic Communication

16.3.1	Any communication to be made by and/or between the Banks or any of them and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.

16.3.2	Any electronic communication made by and/or between the Banks or any of them and the Security Parties or any of them will be effective only when actually received in readable form and, in the case of any electronic communication made by the Borrower to the Security Trustee, only if it is addressed in such manner as the Security Trustee shall specify for this purpose.

16.4	Notices through the Security Trustee

Every notice under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrower to any other party, shall be given to the Security Trustee for onward transmission as appropriate and every notice under this Agreement to be given to the Borrower shall (except otherwise provided in the Security Documents) be given to the Borrower by the Security Trustee.

17	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

18	JURISDICTION

18.1	Exclusive Jurisdiction

For the benefit of the Banks, and subject to clause 18.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

18.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

18.2.1	irrevocably empowers and appoints Hill Dickinson Services (London) Limited of Irongate House, Duke’s Place, London EC3A 7HX, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

18.2.4	without prejudice to the effectiveness of service of process on its agent under clause 18.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 18.2;

18.2.5	agrees that if the appointment of any person mentioned in clause 18.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Security Trustee shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

18.3	Forum non conveniens and enforcement abroad

The Borrower:

18.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 18.1; and

18.3.2	agrees that a final unappealable judgment or order of an English court in a dispute or other matter falling within clause 18.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

18.4	Right of Banks, but not Borrower, to bring proceedings in any other jurisdiction

18.4.1	Nothing in this clause 18 limits the right of the Banks or any of them to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

18.4.2	the obtaining by the Lender of judgment in one jurisdiction shall not prevent it from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

18.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 18 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

18.6	Effect in relation to claims by and against non-parties

18.6.1	For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by the Borrower against the Lender, have been required to be brought in the English courts;

18.6.2	the Borrower shall not bring or pursue any Foreign Proceedings against the Lender and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Lender;

18.6.3	If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party (including but not limited to any shareholder of the Borrower) brings or pursues against any Bank any Foreign Proceedings, the Borrower shall indemnify such Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which such Bank (or the Security Trustee on its behalf) certifies as having been incurred by it;

the Banks and the Borrower hereby agree and declare that the benefit of this clause 18 shall extend to and may be enforced by any officer, employee, agent or business associate of any Bank against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 18.1. In those circumstances this clause 18 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be.

19	SECURITY TRUSTEE

19.1	Appointment and retirement of Security Trustee

19.1.1	Appointment

Each of the Lender and the Swap Bank irrevocably appoints the Security Trustee as its Security Trustee and trustee for the purposes of the Security Documents, in each case on the terms set out in this Agreement. Accordingly, each of the Lender and the Swap Bank hereby authorises the Security Trustee (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Trustee by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.

19.1.2	Retirement

the Security Trustee may, having given to each of the Borrower, the Lender and the Swap Bank not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Trustee under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks a successor Security Trustee:

19.1.3	a company in the same group of companies of the Security Trustee nominated by the Security Trustee which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

19.1.4	any bank or trust corporation nominated by the retiring Security Trustee,

and, in any case, such successor Security Trustee shall have duly accepted such appointment by delivering to the Banks (i) written confirmation of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Trustee may be merged or converted or any corporation with which the Security Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Security Trustee under this Agreement, any Trust Deed and the other Security

Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks. Prior to any such successor being appointed, the Security Trustee agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

Upon any such successor as aforesaid being appointed, the retiring Security Trustee shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 19 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Trustee. The retiring Security Trustee shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

19.2	Powers and duties of the Security Trustee

19.2.1	The Security Trustee shall have no duties, obligations or liabilities to any of the Banks beyond those expressly stated in any of the Security Documents. Each of the Banks hereby authorises the Security Trustee to enter into and execute:

(a)	each of the Security Documents to which the Security Trustee is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Lender and, in each and every case, to hold any and all security thereby created upon trust for the Banks for the time being in the manner contemplated by this Agreement.

19.2.2	Subject to clause 19.2.3 the Security Trustee may, with the prior consent of the Lender, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents (other than the Master Agreement) to which the Security Trustee is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Trustee is or is intended to be a party.

19.2.3	The Security Trustee may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.1 as the Security Trustee shall deem advisable in the best interests of the Banks.

19.2.4	None of the Banks shall have any independent power to enforce any of the Security Documents referred to in clause 19.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Trustee.

19.2.5	For the purpose of this clause 19, the Security Trustee may, rely and act in reliance upon any information from time to time furnished to the Security Trustee by any Bank unless and until the same is superseded by further such information, so that the Security Trustee shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Trustee has actual knowledge that such information is inaccurate or incorrect.

19.3	Trust provisions

19.3.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

19.3.2	the expiration of a period of eighty (80) years from the date of this Agreement; and

19.3.3	receipt by the Security Trustee of confirmation in writing by the Lender and the Swap Bank that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

19.3.4	In its capacity as trustee in relation to the Security Documents specified in clause 16.1, the Security Trustee shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by any of those Security Documents.

19.4	Reconventioning

after consultation with the borrower the lender shall be entitled to make such amendments to this agreement as it may determine to be necessary to take account of any changes in market practices as a consequence of the european monetary union (whether as to the settlement or rounding of obligations, business days, the calculation of interest or otherwise whatsoever), so far as possible such amendments shall be such as to put the parties in the same position as if the event or events giving rise the need to amend this agreement had not occurred, any amendment so made to this agreement by the lender shall be promptly notified to the other parties hereto and shall be binding on all parties hereto

Schedule 1

Form of Drawdown Notice

To:	COMMERZBANK AG
Domstrasse18
20095 Hamburg
Germany

[—] 2011

Dear Sirs

Facility agreement dated                      2011 in respect of a loan of up to USD30,250,000 (the “Loan Agreement”) made between BOX SHIPS INC. (as Borrower), (2) COMMERZBANK AG, (as Lender and Security Trustee) and (3) COMMERZBANK AG, (as Swap Bank).

We refer to the Loan Agreement. Words and expressions whose meanings are defined therein shall have the same meanings when used herein.

We hereby give you notice that we wish to draw the sum of USD [                    ] on [date] 2011 in respect of the Loan for payment to the Seller and select a first Interest Period in respect of such drawing of [•] months. The funds should be credited to / / with [ ].

We confirm that:

(a)	no Default has occurred or will occur as a result of the drawdown of the Loan;

(b)	the representations and warranties contained in clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the Loan is within our corporate powers, has been validly authorised by appropriate corporate action; and

(d)	there are no Required Authorisations.

By
Authorised Signatory BOX SHIPS INC.

Schedule 2

Conditions precedent

Part 1

(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of each Security Party and its current corporate existence;

(b)	Corporate authorities

(i)	Certified Copies of resolutions of the directors of each Security Party approving such of the Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder, additionally certified by an officer of such Security Party as having been duly passed at a duly convened meeting of the directors of such Security Party and not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals or Certified Copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

(c)	Required Authorisations

a certificate (dated no earlier than 5 Banking Days prior to the Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto.

(d)	Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;

(e)	Master Agreement, etc

the Master Agreement and the Master Agreement Assignment duly executed and delivered;

(f)	Know-your-customer

all such documentation and information as the Lender may require from any Security Party pursuant to the Lender’s “know-your-customer” requirements in respect of the Borrower and the Guarantor;

(g)	Purchase Price

evidence that all amounts payable under the MOA (other than the deposit and the part to be paid by the Loan) have been deposited with the Lender for payment to the Seller;

(h)	Liquidity

Evidence acceptable to the Lender that the Liquidity of the Group is no less than the Minimum Liquidity and that there is standing to the credit of the Retention Account at least USD750,000;

(i)	Fees

evidence that such fees as are due and payable on the Execution Date will have been paid in full; and

(j)	Borrower’s process agent

a letter from the agent for receipt of service of proceedings referred to in clause 18.2.1 accepting its appointment under each of the Security Documents in which it is or is to be appointed as the agent for any Security Party.

Part 2

(a)	Evidence satisfactory to the Lender that the Vessel:

(i)	Purchase

has been unconditionally delivered by the Seller to the Guarantor, and the full purchase price payable under the MOA (in addition to the part to be financed by the Loan) has been duly paid, together with a copy of the bill of sale and protocol of delivery and acceptance relating thereto;

(ii)	Registration and Encumbrances

is registered in the name of the Guarantor through the Registry under the laws and flag of the Marshall Islands and that she and her Earnings, Insurances and Requisition Compensation (as defined in the Mortgage) are free of Encumbrances except Permitted Encumbrances;

(iii)	Classification

has received and maintains the Classification free of all requirements and recommendations of the Classification Society;

(iv)	Insurance

is insured in accordance with the provisions of the Vessel Security Documents and all requirements of those Vessel Security Documents in respect of such insurance have been complied with (including without limitation, receipt by the Lender of customary brokers’ letters of undertaking regarding the placing of hull and machinery and war risks cover and confirmation from the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks, that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to her); and

(v)	Approved Charter

has been delivered to and accepted by the charterer under the Approved Charter in accordance with the terms of the Approved Charter;

(b)	Security Documents

the Guarantee, the Mortgage, the General Assignment, the Charter Assignment, the Manager’s Undertakings, the Shares Pledge (duly executed but not dated), the Earnings Account Pledge and the Retention Account Pledge, each duly executed by the parties thereto;

(c)	Notices of assignment and acknowledgements

counterpart originals of duly executed notices of assignment required by the terms of the Security Documents referred to in (b) above and in the forms prescribed by these Security Documents and any other documents required to be delivered pursuant thereto;

(d)	Mortgage registration

evidence that the Mortgage has been duly registered against the Vessel in accordance with the laws of the Marshall Islands;

(e)	Underlying Documents

Certified Copies of all of the Underlying Documents in respect of the Vessel in a form and substance acceptable to the Lender.

(f)	Laws of the Marshall Islands/Liberian opinion

an opinion of Messrs Reeder Simpson, special legal advisers in respect of Marshall Islands and Liberian law to the Banks in terms satisfactory to the Banks and their legal advisers;

(g)	ISPS Code

evidence satisfactory to the Lender that the Vessel is subject to a ship security plan which complies with the ISPS Code and a copy of the ISSC for the Vessel; and

(h)	Valuation

up-to-date valuation of the Vessel prepared in accordance with Clause 8.2.2 at the cost of the Borrower by an Approved Broker giving her charter-fee value in scope, form and substance acceptable to the Lender and its legal advisers, dated no more than 15 days before the Drawdown Date.

Schedule 3

Form of Compliance Certificate

To:	COMMERZBANK AG (as Lender)
From:

Date [                ] 20[    ]

Facility agreement dated                  2011 in respect of a loan of USD32,250,000 (the “Loan Agreement”) made between made between(1) BOX SHIPS INC. (as Borrower), (2) COMMERZBANK AG, (as Lender and Security Trustee) and (3) COMMERZBANK AG, (as Swap Bank).

Dear Sirs

We refer to the Loan Agreement. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.

We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-

1.	the ratio of EBITDA to Interest Expense for the 12 month period ending on [ ] is [ ] to 1;

2.	the Net Worth of the Group is [ ];

3.	(a) Total Assets are USD[ ]

(b)	Total Liabilities are USD[ ]; and

(c)	Total Liabilities divided by Total assets is [ ]%;

4.	the ratio of Total Liabilities to EBITDA is [ ] to 1;

5.	no Event of Default has occurred;

6.	the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.

[State any exceptions/qualifications to the above statements]

Yours faithfully

[        ]

By
[Chief Financial Officer: BOX SHIPS INC.]

Schedule 4

Form of Trust Deed

THIS DECLARATION OF TRUST is made by COMMERZBANK AG (the “Security Trustee”) on [—] July, 2010 and is supplemental to (and made pursuant to the terms of) a USD 30,250,000 facility agreement dated [    ] July, 2010 (the “Loan Agreement”) made between(1) BOX SHIPS INC. (as Borrower), (2) COMMERZBANK AG, (as Lender and Security Trustee) and (3) COMMERZBANK AG, (as Swap Bank). Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

(a)	The Security Trustee hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust from time to time and at all times for the other Banks on the terms and basis set out in the Loan Agreement.

(b)	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

IN WITNESS whereof the Security Trustee has executed this Deed the day and year first above written.

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by	)
for and on behalf of	)
COMMERZBANK AG	)
as Security Trustee	)

Authorised Signatory

Execution Page

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed by	Robert Perri and	)	/s/ Robert Perri
for and on behalf of	Maria Stefanou	)	/s/ Maria Stefanou
BOX SHIPS INC.		)
(as Borrower under and pursuant to		)
a power of attorney dated 27th July 2011)		)

in the presence of	Anthony Smith		/s/ Anthony Smith

SIGNED by	Victoria Liaou	)	/s/ Victoria Liaou
for and on behalf of		)
COMMERZBANK AG		)
(as Lender and Security Trustee under and		)
pursuant to a power of attorney dated 26th July 2011		)

in the presence of
Ioannis Stephanou			/s/ Ioannis Stephanou
Ince & Co, Livanos Building, 47-49 Akti Miaouli, Piraeus 18536 Greece

SIGNED by	Victoria Liaou	)	/s/ Victoria Liaou
for and on behalf of		)
COMMERZBANK AG		)
(as Swap Bank under and		)
pursuant to a power of attorney dated 29th July 2011		)

in the presence of
Ioannis Stephanou			/s/ Ioannis Stephanou
Ince & Co, Livanos Building, 47-49 Akti Miaouli, Piraeus 18536 Greece